Exhibit 10.9

Project Transfer Agreement

Transferor: Sanhe Luck Sky Power Engineering Co., Ltd (hereinafter referred to as Party A)

Transferee: Zhenlin Science and Technology Co., Ltd of Deyang City (hereinafter referred to as Party B)

In consideration of transfer of the “Huandao electricity generation and energy conservation system of Xiangtian natural energy” by Party A to Party B as well as related intellectual property right, both parties, through sufficient and friendly consultation, reach the following agreement:

I. Overview of the Project

1. “Huandao electricity generation and energy conservation system of Xiangtian natural energy” is a high-tech project to which Sanhe Luck Sky Power Engineering Co., Ltd has independent intellectual property right. Compliance with national industry support policy on efficient use of energy and environmental friendliness, this project shares similarity with conventional PV projects, but differs from them intrinsically; for it is a world leading high-tech project that relies on aerodynamics to generate electricity and conserve energy.

2. In view of Party A’s need for public listing, Party A decides to transfer the “Huandao electricity generation and energy conservation system of Xiangtian natural energy” (hereinafter referred to as the project) as a package, specifically, Party A quotes for the project and Party B funds the project so as to take it over.

II. Both parties agree that:

1.	Party A takes charge of design, technical and fabrication work (for details, refer to the Introduction to the Project).

2.	Priority to receive technical upgrade is also transferred to Party B after Party A transfers the project to Party B. Party B is entitled to upgrade at the cost price.

3.	The project transferred by Party A shall generate active social benefit and economic benefit for Party B.

During production and installation, if new units are required for project construction, Party A is responsible for bidding. Party B can join in the bidding so long as it satisfies bidding conditions.

4.	Party A has the right of supervision and inspection in the course of production and operation by Party B. Where Party B fails to operate and produce as required Party A, Party A has the right to order Party B to stop production and perform rectification. Party A is not held any liability thereby.

III. Both parties agree that:

1.	The transfer of the project to Party B is an exclusive authorization. Party B shall promise not to disclose core technologies of said project during future production; otherwise, Party B shall bear liabilities arising from breach of the Agreement.

2.	Party B decides to buy the electricity generation and energy conservation project from Party A; where the concerted installation capacity is 3.5 MW and total investment is RMB 45,500,000 Yuan (a budget result, specific price is subject to the final account in the technical scheme).

3.	Payment: Within 3 days from the date of approval of the technical scheme, Party B shall pay 30% of the investment. Before Party A enters the site, Party B shall pay 35% of the investment 3 days ahead of time. Where half of the project is completed, Party B shall pay 32% of the investment. The remaining 3% is used as a quality guarantee and it will be paid one year later.

4.	Party B promises to pay the fee incurred from transfer in full, namely, forty five million five hundred thousand Yuan.

5.	Party B promises to independently take charge of procedures for approval of lands and related items of the project as well as network integration; Party A offers assistance.

6.	Party A shall deliver the project to Party B after completing installation and commissioning during which Party B has the right to participate and know.

7.	During production and operation, Party B shall receive party A’s supervision. Where Party A proposes rectification opinion, Party B shall obey unconditionally; if not, any liability arising shall not be held by Party A.

IV. Both parties specially agree that:

1.	Party A promises to Party B that the core parts of the project adopt new technologies Party A independently owns. Since there is not a unified standard both at home and abroad, the corporate standards of Party A prevail. Said corporate standards (for details, refer to the Introduction to the Project) are transitional. Modification and improvement of said standards by Party A shall not be limited by the description issued before.

2.	Given that there is not a unified standard for the project to reference, Party B knows and understands that the core equipment of the project do not obtain production certificate and license of production and sales. Party B shall not claim any right from Party A for said reason.

3.	The transfer of the project is not a sole authorization regionally. Party A is entitled to transfer said project to a third party where Party B is located. Party B has no right to interfere.

4.	Party B understands that it is one of the first beneficiaries from Party A’s technology industrialization of the project and that the intellectual property right transferred is also sold at a preferential price; where Party B takes over the project again, price of corresponding intellectual property right may not be quoted as low as the price mentioned above.

In addition, Party A’s adjustment of technologies and devices of core parts so as to perfect the technologies and improve efficiency is not regarded breach of the Agreement, and Party B shall understand and coordinate.

5.	Party A promises that Party B will be selected as one of local suppliers based on the time of signing of this Agreement if aerodynamics auto field is industrialized in future.

V. Both parties additionally agree that:

1. Party A is constructing a different project in another region, which is being hurried up. During the construction period, Party B proposes a transfer of this project, requiring the project to be delivered before Aug. 2014. In order to satisfy Party B’s requirement, Party A proactively rearranges and schedules construction. It is stipulated in written form that the project will be delivered before Aug. 1, 2014. Party A has ordered the engineering department to make every effort to hurry the construction. If the project cannot be fulfilled within the time stipulated, Party B shall not claim any right from Party A.

2. For the “Huandao electricity generation and energy conservation system of Xiangtian natural energy”, original scheme (network separation system) is changed to a dual system scheme, that is, network integration and separation. Through negotiation with Party B, Party A adopts technical parameters of Xiangtian to design the new scheme, reducing the energy of air conservation configured for air energy conservation. (for details, refer to the Description of Technical Scheme)

3. Upon the signing of this Agreement, Party A shall offer complete project materials within 15 days. In order to avoid repeated investment, Party A will recalculate configuration of the compressed air conservation equipment required for capacity expansion of the project. Fee incurred will not be covered in this Agreement.

VI. Both parities shall fully abide by the Agreement from the date of signing. Either party failing to abide shall compensate the other party for all economic losses incurred.

VII. The Agreement comes into effect once it is signed by both parties.

Other matters not covered herein will be negotiated by both parties otherwise.

The Introduction to the Project and Description of Technical Scheme are attachments of the Agreement and they shall be deemed equally valid.

This agreement is made in two original copies. Each party holds one.

Party A: Sanhe City Luck Sky Power Engineering Co., Ltd	Party B: Zhenlin Science and Technology Co., Ltd of Deyang City

Legal representative (agent):	Legal representative (agent):

/s/Zhou Xiaoqing	/s/Li Zhenlin

Address: No. 6, Longda Road, Yanjiao Development Zone, Sanhe City	Address: Room 701, Unit 2, Wenmiao Square, Deyang City

Tel: (86) 0316-5755518	Tel: 13158681391

Opening bank: Yanjiao sub-branch, Langfang, China Construction Bank	Opening bank: Deyang Bank

Account: 13001703648050510618	Account: 1005150000000239

Feb. 28, 2014	Feb. 28, 2014